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                                                                    Exhibit 10.1



                         RECAPITALIZATION AGREEMENT AND

                  PLAN OF MERGER AND STOCK PURCHASE AGREEMENT

                                  by and among

                          LEAR SIEGLER HOLDINGS CORP.,
                          THE LS SELLING STOCKHOLDERS,
                              SAFELITE GLASS CORP.,
                                  LSNWY CORP.,
                             L.S. ACQUISITION CORP.

                                       and

                             LITE ACQUISITION CORP.

                          Dated as of November 8, 1996


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                                Table of Contents
                                -----------------

                                    ARTICLE I

                                  TRANSACTIONS

1.01. Safelite Stock Sale ...................................................  1
1.02. The Closing ...........................................................  2
1.03. Safelite Merger .......................................................  2
1.04. Certificate of Incorporation and By-Laws ..............................  3
1.05. Directors and Officers ................................................  3
1.06. Conversion of Shares; Closing of Transfer Books .......................  3
1.07. Aggregate Merger Consideration ........................................  5
1.08. Indebtedness Payment and Certain Closing Deliveries ...................  8
1.09. Dissenters' Rights ....................................................  9
1.10. Certain Corporate Actions ............................................. 10
1.11. Lear Siegler Sale ..................................................... 10
1.12. Note Payment .......................................................... 11

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.01. Capitalization ........................................................ 12
2.02. Subsidiaries .......................................................... 13
2.03. Organization .......................................................... 14
2.04. Financial Statements .................................................. 14
2.05. Absence of Certain Changes or Events .................................. 15
2.06. Title to Assets ....................................................... 16
2.07. Patents, Trademarks, Etc .............................................. 17
2.08. Power and Authority; Effect of Agreement .............................. 17
2.09. Commitments ........................................................... 18
2.10. Undisclosed Liabilities ............................................... 20
2.11. Litigation ............................................................ 20
2.12. Compliance with Laws .................................................. 21
2.13. Taxes ................................................................. 23
2.14. Employee Benefit Plans ................................................ 26
2.15. Consents .............................................................. 29
2.16. Insurance ............................................................. 29
2.17. Labor Matters ......................................................... 30

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2.18. Fees .................................................................. 31
2.19. Disclaimer ............................................................ 31

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF LSAC AND NEWCO

3.01. Organization .......................................................... 32
3.02. Power and Authority; Effect of Agreement .............................. 32
3.03. Litigation ............................................................ 33
3.04. Availability of Funds ................................................. 34
3.05. Consents .............................................................. 34
3.06. Fees .................................................................. 34

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

4.01. Cooperation by the Company ............................................ 35
4.02. Conduct of Business ................................................... 35
4.03. Access ................................................................ 38
4.04. No Solicitation ....................................................... 39
4.05. Tax Returns ........................................................... 40
4.06. Stockholder Approval .................................................. 40

                                    ARTICLE V

                           COVENANTS OF LSAC AND NEWCO

5.01. Cooperation by LSAC and Newco ......................................... 40
5.02. Indemnification; Insurance ............................................ 41
5.03. Employee Benefits ..................................................... 45
5.04. Bridge Financing ...................................................... 46
5.05. Insurance ............................................................. 46
5.06. Lear Siegler Dividend and Asset Transfer Restrictions ................. 47
5.07. Solvency Letters ...................................................... 47
5.08. Offering Documents .................................................... 48
5.09. Restriction on Merger, Etc. ........................................... 49

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                                   ARTICLE VI

                  CONDITIONS TO LSAC'S AND NEWCO'S OBLIGATIONS

6.01. Representations, Warranties and Covenants of the Company .............. 49
6.02. No Prohibition ........................................................ 50
6.03. Consents .............................................................. 50
6.04. Escrow Agreement ...................................................... 50
6.05. FIRPTA Certificate .................................................... 50
6.06. Financing ............................................................. 50

                                   ARTICLE VII

               CONDITIONS TO THE LS SELLING STOCKHOLDERS' AND THE
                  COMPANY'S, SAFELITE'S AND LSNWY'S OBLIGATIONS

7.01. Representations, Warranties and Covenants of LSAC and Newco ........... 51
7.02. No Prohibition ........................................................ 52
7.03. Consents .............................................................. 52
7.04. Insurance ............................................................. 52
7.05. Solvency Letters ...................................................... 52
7.06. Escrow Agreement ...................................................... 52

                                  ARTICLE VIII

                                   TERMINATION

8.01. Termination ........................................................... 52
8.02. Effect on Obligations ................................................. 53

                                   ARTICLE IX

                                  MISCELLANEOUS

9.01. Survival .............................................................. 53
9.02. Knowledge ............................................................. 54
9.03. Entire Agreement ...................................................... 54
9.04. Successors and Assigns ................................................ 54
9.05. Parties in Interest ................................................... 55
9.06. Headings .............................................................. 55
9.07. Amendment ............................................................. 55



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9.08. Waivers ............................................................... 56
9.09. Expenses .............................................................. 56
9.10. Notices ............................................................... 56
9.11. Transfer Taxes ........................................................ 58
9.12. Access to Certain Records ............................................. 58
9.13. Governing Law, Etc. ................................................... 59
9.14. Public Announcements .................................................. 59
9.15. Counterparts .......................................................... 59


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                         RECAPITALIZATION AGREEMENT AND
                         ------------------------------
                   PLAN OF MERGER AND STOCK PURCHASE AGREEMENT
                   -------------------------------------------

     This Recapitalization Agreement and Plan of Merger and Stock Purchase Agreement, dated as of the 8th day of November, 1996, by and among Lear Siegler Holdings Corp., a Delaware corporation (the "Company"),' the LS Selling Stockholders (as defined in Section 1.11), Safelite Glass Corp., a Delaware corporation ("Safelite"), LSNWY Corp., a Delaware corporation ("LSNWY"), L.S. Acquisition Corp., a Delaware corporation ("LSAC"), and Lite Acquisition Corp., a Delaware corporation ("Newco").

                                    ARTICLE I

                                  TRANSACTIONS
                                  ------------

     1.01. SAFELITE STOCK SALE. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.02 hereof), LS Panners, Lear Siegler Panners, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-II and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-III (individually, a "Pannership Seller" and collectively, the "Partnership Sellers") shall sell to stockholders of Newco designated by Newco, and Newco shall cause such designated stockholders to purchase from the Partnership Sellers, all of the shares of Class A Common Stock, par value $.01 per share, of Safelite ("Safelite Class A Common Stock") and Class B Common Stock, par value $.01 per share, of Safelite ("Safelite Class B Common Stock") then held by the Partnership Sellers, in exchange for payment in cash of $13.40 per share of Safelite Class A Common Stock (the "Class A Share Merger Consideration") and $0.01 per share of Safelite Class B Common Stock. At the request of the Partnership Sellers, concurrently with the purchase from the Partnership Sellers, the designated stockholders shall purchase up to 7,115 shares of Safelite Class A Common Stock from other


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stockholders of Safelite designated by the Partnership Sellers (other than
LSNWY) at a price per share equal to the Class A Share Merger Consideration.

     1.02. THE CLOSING. Upon the terms and subject to the conditions of this Agreement, including, without limitation, the satisfaction or waiver of the conditions contained in Article VI and Article VII, the closing of the transactions contemplated by Section 1.01 hereof(the "Safelite Sale Closing") shall take place at 9:00 a.m., local time, on December 20, 1996, at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, or at such other time, date and place as Newco and the Company may agree. The date on which the Safelite Sale Closing occurs is hereinafter referred to as the "Closing Date."

     1.03. SAFELITE MERGER. Prior to the Effective Time, Safelite's Amended and Restated Certificate of Incorporation shall be further amended (i) to create an authorized class of preferred stock having such attributes of which Newco has previously advised Safelite in writing, and (ii) to increase the number of authorized shares of Safelite Class A Common Stock as directed by Newco in writing. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Newco shall be merged with and into Safelite (the "Merger") in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Following the Merger, Safelite shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and the separate corporate existence of Newco shall cease. The Merger shall have the effects set forth in the DGCL. On the Closing Date, the parties hereto shall cause a Certificate of Merger meeting the requirements of
Section 251 of the DGCL (the "Certificate of Merger") to be properly executed and filed immediately following Safelite Sale Closing in accordance with such
Section 251. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time").

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     1.04. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of
Incorporation and By-Laws of Safelite in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable law; PROVIDED THAT the provisions set forth in Annex A hereto shall be included in such Certificate of Incorporation and By-Laws.

     1.05. DIRECTORS AND OFFICERS. The directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.

     1.06. CONVERSION OF SHARES; CLOSING OF TRANSFER BOOKS. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

          (a) each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one share of Safelite Class A Common Stock, so that after the Effective Time the stockholders of Newco shall hold shares of Safelite Class A Common Stock with a per share cost basis equal to the Class A Share Merger Consideration;

          (b) each share of preferred stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one share of preferred stock, par value $.01 per share, of the Surviving Corporation;

          (c) each share of capital stock of Safelite (the "Safelite Common Stock") issued and outstanding immediately prior to the Effective Time (each, an "Outstanding Share" and collectively, the "Outstanding Shares") except for

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     Dissenting Shares (as defined in Section 1.09), if any, shall be converted in the following manner:

               (i) each Outstanding Share of Preferential Common Stock, par value $.01 per share, of Safelite (the "Safelite Preferential Common Stock") shall be converted into the right to receive the amount, without interest, in cash, which would be allocable to such Outstanding Share of Safelite Preferential Common Stock (the "Preferential Share Merger Consideration"), pursuant to Safelite's Amended and Restated Certificate of Incorporation, in the event of a dissolution, liquidation or winding up of affairs of Safelite, assuming the assets available for distribution in respect of all Outstanding Shares aggregate an amount equal to the Aggregate Merger Consideration (as defined in Section 1.07(a)) less the sum of (1) the product of(A) the number of shares of Safelite Class A Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) the Class A Share Merger Consideration plus (2) the product of (A) the number of shares of Safelite Class B Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (B) the Class B Share Merger Consideration; and such Outstanding Share of Safelite Preferential Common Stock shall otherwise cease to be outstanding, shall be cancelled and retired and shall cease to exist;

               (ii) each Outstanding Share of Safelite Class A Common Stock shall be converted into the right to receive the Class A Share Merger Consideration, without interest, in cash; PROVIDED, HOWEVER, that in lieu of such conversion, each holder of shares of Safelite Class A Common Stock may instead, at its option, elect, by execution and delivery to Newco or the Surviving Corporation of a Notice of Election, to have all or any portion of

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          the shares of Safelite Class A Common Stock held by it remain outstanding after the Effective Time (the "Stock Election"); each Outstanding Share of Safelite Class A Common Stock (other than shares with respect to which a Stock Election has been made as aforesaid to remain outstanding after the Effective Time) shall otherwise cease to be outstanding, shall be canceled and retired and shall cease to exist; and

               (iii) each Outstanding Share of Class B Common Stock shall be converted into the right to receive the greater of (x) the amount, if any, without interest, in cash, which would be allocable to such Outstanding Share of Safelite Class B Common Stock pursuant to Safelite's Amended and Restated Certificate of Incorporation, in the event of a dissolution, liquidation or winding up of affairs of the Company, assuming the assets available for distribution in respect of all Outstanding Shares aggregate an amount equal to the Aggregate Merger Consideration, or (y) $0.01 (the "Class B Share Merger Consideration"); and such Outstanding Share of Class B Common Stock shall otherwise cease to be outstanding, shall be canceled and retired and shall cease to exist.

     1.07. AGGREGATE MERGER CONSIDERATION. (a) The Aggregate Merger Consideration shall be an amount equal to (x) $301,315,206 plus (y) the Class A Net Merger Consideration less (z) the Bridge Expenses (each of the foregoing terms as defined in Section 1.07(b)).

     If the amount of the Aggregate Merger Consideration which is payable in cash (the "Cash Merger Consideration") to LSNWY is not paid on the Closing Date in sufficient time for LSNWY to earn interest thereon for the day on which the Closing Date occurs, the Cash Merger Consideration shall be increased by an amount equal to the

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interest which otherwise would have been earned on the portion of the Cash
Merger Consideration payable to LSNWY had the Cash Merger Consideration been held overnight at Chase Manhattan Bank ("Chase").

     (b) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) The "Class A Net Merger Consideration" shall mean the product of
     (x) the Class A Share Merger Consideration multiplied by (y) the difference between (1) the number of issued and outstanding shares of Safelite Class A Common Stock and (2) 498,180.

          (ii) "Bridge Expenses" shall mean (A) if the Bridge Facility (as defined in Section 5.04) is not required to be drawn upon, or if the Closing Date is later than December 20, 1996, the amount of the commitment fees paid by the Surviving Corporation to obtain the Bridge Facility up to a maximum amount of $1.5 million, or (B) if the Bridge Facility is required by either the Partnership Sellers or the Surviving Corporation to be drawn upon on the Closing Date and the Closing Date occurs on or before December 20, 1996, then "Bridge Expenses" shall mean the lesser of(x) $3 million and
     (y) the commitment fee (up to $1.5 million) plus the facility fees of the Bridge Facility to the extent such fees exceed 3% of the principal amount drawn upon from the Bridge Facility.

     (c) The portion of the Aggregate Merger Consideration, if any, payable to each holder of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented Outstanding Shares in respect of such holders Outstanding Shares shall be payable by the Surviving Corporation. Each holder of a Certificate which immediately prior to the Effective Time represented Outstanding Shares constituting Safelite Preferential Common Stock will be entitled to receive, upon

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surrender to the Surviving Corporation of such Certificate for cancellation, and in accordance with the terms of this Agreement, cash in an amount equal to the product of the number of Outstanding Shares constituting shares of Safelite Preferential Common Stock previously represented by such Certificate multiplied by the Preferential Share Merger Consideration. Each holder of a Certificate which immediately prior to the Effective Time represented Outstanding Shares constituting Safelite Class A Common Stock will be entitled to receive, upon surrender to the Surviving Corporation of such Certificate for cancellation, and in accordance with the terms of this Agreement, cash in an amount equal to the product of the number of Outstanding Shares constituting shares of Safelite
Class A Common Stock previously represented by such Certificate multiplied by the Class A Share Merger Consideration, PROVIDED that to the extent the holder of such Certificate has made a Stock Election, each Outstanding Share of Safelite Class A Common Stock subject to such Stock Election shall remain outstanding unchanged after the Effective Time. Each holder of a Certificate which immediately prior to the Effective Time represented Outstanding Shares constituting Safelite Class B Common Stock will be entitled to receive, upon surrender to the Surviving Corporation of such Certificate for cancellation and in accordance with the terms of this Agreement, cash in an amount equal to the product of the number of Outstanding Shares constituting shares of Safelite
Class B Common Stock previously represented by such Certificate multiplied by the Class B Share Merger Consideration. All payments to holders of Certificates shall be subject to any required withholding of taxes. No interest shall accrue or be paid on the cash payable upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name the surrendered Certificates are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificates or establish to the satisfaction of the

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Surviving Corporation that such tax has been paid or is not applicable. Neither the Surviving Corporation nor any party hereto shall be liable to a holder of Outstanding Shares for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered within five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect hereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. As soon as practicable (but in any event within five business days) after the Effective Time, the Surviving Corporation will mail to each record holder of Certificates a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Surviving Corporation) (the "Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates for payment therefor, together with a Notice of Election to each record holder of a Certificate representing Safelite Class A Common Stock who has not previously delivered a Notice of Election.

     (d) LSNWY covenants and agrees that it will not make a Stock Election in connection with the Merger.

     1.08. INDEBTEDNESS PAYMENT AND CERTAIN CLOSING DELIVERIES. (a) For purposes of this Agreement, "Indebtedness Payment" shall mean an amount equal to, as of the Closing Date, the outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable with respect to, all indebtedness of Safelite and its subsidiaries under the Credit Agreement, dated as of August 11, 1994, among Chase, as agent, and the financial institutions party thereto, as amended (the "Credit Agreement"), but not including any undrawn amounts under

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outstanding letters of credit. Immediately after the Effective Time, the
Surviving Corporation shall pay to Chase (for the benefit of the financial institutions party to the Credit Agreement), by wire transfer of immediately available funds, an amount in cash equal to the Indebtedness Payment.

     (b) Immediately after the Effective Time, the Surviving Corporation shall replace all then outstanding letters of credit under the Credit Agreement.

     1.09. DISSENTERS' RIGHTS. Notwithstanding any provision of this Agreement to the contrary, any Outstanding Shares that are held immediately prior to the Effective Time by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded and perfected the right, if any, for appraisal of such Outstanding Shares within 20 days after the date of mailing of notice.to such holder of the effective date of the Merger (the "Stockholder Notice") in accordance with the provisions of Section 262 of the DGCL and has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be convened into or represent a right to receive an allocable portion of the Aggregate Merger Consideration represented thereby, but the holder of such Outstanding Shares shall only be entitled to such appraisal rights as are granted by the DGCL. If a holder of Outstanding Shares who demands appraisal of such Outstanding Shares under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Outstanding Shares, then, as of the occurrence of such event, such Outstanding Shares shall be deemed to have been convened into and represent only the right to receive such Outstanding Shares' allocable portion of the Aggregate Merger Consideration, without interest, upon the surrender of the Certificate or Certificates representing such Outstanding Shares and upon delivery of a duly executed Letter of Transmittal. In accordance with the provisions of Sections 228(d) and 262(d)(2) of the DGCL, not later than the fifth business day following the Closing Date, and simultaneously with the

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mailing by the Surviving Corporation of the Letters of Transmittal to the
record holders of Certificates, the Surviving Corporation shall mail to all holders of Outstanding Shares notice of the Merger as required by the DGCL.

     1.10. CERTAIN CORPORATE ACTIONS. Concurrently with the Effective Time, the Company shall cause all directors and officers of the Company and its subsidiaries, except for those directors and officers as advised by Newco to the Company by prior written notice, to resign their positions as directors or officers of the Company or any of its subsidiaries.

     1.11. LEAR SIEGLER SALE. Immediately after the Effective Time, and upon the terms and subject to the conditions of this Agreement, the Partnership Sellers shall sell to LSAC, and LSAC shall purchase from the Partnership Sellers, all of the shares of Preferential Common Stock, par value $.01 per share, of the Company (the "LS Preferential Common Stock"), Class A Common Stock, par value $.01 per share, of the Company (the "LS Class A Common Stock"), and Class B Common Stock, par value $.01 per share, of the Company (the "LS Class B Common Stock"; together with the LS Preferential Common Stock and the LS Class A Common Stock, the "Lear Siegler Common Stock") held by the Partnership Sellers, as set forth opposite the name of each Partnership Seller on Exhibit 1.1 l(a) hereto. Each of the Partnership Sellers covenants and agrees that it shall assert its rights under the various subscription and stockholders agreements with the holders of LS Class B Common Stock, and otherwise use its best efforts, to cause such holders to comply with the provisions of such agreements requiring such holders to sell their shares upon the sale of all of the shares of LS Class A Common Stock held by the Partnership Sellers; PROVIDED, HOWEVER, that such best efforts shall not include the commencement of Litigation or any payment to any stockholder in excess of $.01 per share of LS Class B Common Stock. The stockholders of the Company who sell their shares of LS Preferential Common Stock or of LS Class A Common Stock or of LS

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Class B Common Stock pursuant to this Section 1.11 are hereinafter referred to as the "LS Selling Stockholders" and are listed in Exhibit 1.1 l(a) hereto, as
Exhibit 1.1 l(a) may be amended by the Company prior to the Closing Date to include additional sellers (together with the Partnership Sellers and the holders of Safelite Common Stock immediately prior to the Merger, the "Seller Group"). Payment for such shares shall be comprised of a note (the "Note") of LSAC to LS Partners as representative for and for the benefit of the LS Selling Stockholders (the "Representative"), which shall be in the form of Exhibit 1.11
(b) hereto, with an aggregate principal amount equal to the portion of the Aggregate Merger Consideration received by LSNWY in the Merger in respect of its shares of Safelite Common Stock. The Note shall be held by the Representative on behalf of the LS Selling Stockholders. The closing of the transactions contemplated by this Section 1.11 shall be referred to herein as the "LSH Closing."

     1.12. NOTE PAYMENT. On the Closing Date, immediately following the LSH Closing, LSAC shall pay the Note by payment of cash in the amount of its obligations under the Note by wire transfer of(i) $39,800,000 in accordance with the Escrow Agreement in the form attached as Exhibit 1.12 hereto (the "Escrow Agreement"), and (ii) the balance to the Representative for the benefit of the LS Selling Stockholders. The proceeds of the Note (including any amounts released from escrow in accordance with the Escrow Agreement) (the "Note Proceeds") shall be allocated among the outstanding shares of Lear Siegler Common Stock in accordance with the Company's Amended and Restated Certificate of Incorporation as though there were a dissolution, liquidation or winding-up of the Company, assuming the assets available for distribution in respect of such outstanding shares of Lear Siegler Common Stock were equal to the amount of the Note Proceeds.

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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     The Company hereby represents and warrants to LSAC and Newco as follows:

     2.01. CAPITALIZATION. (a) As of the date hereof, the authorized capital stock of the Company consists of 583,000 shares of Lear Siegler Common Stock, divided into three classes consisting of(i) 210,000 shares of Preferential Common Stock, of which 207,000 shares are issued and outstanding, (ii) 272,000 shares of Class A Common Stock, of which 169,000 shares are issued and outstanding, and (iii) 101,000 shares of Class B Common Stock, of which 97,420 shares are issued and outstanding. Schedule 2.01(a) hereto sets forth the record owners of the Lear Siegler Common Stock and the number of shares held by each as set forth in the records of the Company. All of the issued and outstanding shares of Lear Siegler Common Stock are validly issued, fully paid and non-assessable. As of the date hereof, there are outstanding Options to acquire (or, in the case of Stock Appreciation Rights, in respect of) 3,000 shares of Class A Common Stock and 4,900 shares of Class B Common Stock. Except as set forth in this Section 2.01(a) or in the disclosure schedule delivered by the Company to LSAC and Newco in connection herewith (the "Disclosure Schedule"), there are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, any equity securities of the Company, or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or acquire any of its equity securities or any ownership interest therein. On the Closing Date, all of the outstanding Options will be terminated without cost to the Company and the Company will have no further obligations to the holders thereof with respect thereto.

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     (b) As of the date hereof, the authorized capital stock of Safelite consists of 4,600,000 shares of Safelite Common Stock, divided into three classes consisting of(i) 3,300,000 shares of Preferential Common Stock, of which 3,245,251 shares are issued and outstanding, (ii) 1,250,000 shares of Class A Common Stock, of which 1,105,910 shares are issued and outstanding, and (iii) 50,000 shares of Class B Common Stock, of which 40,991 shares are issued and outstanding. Schedule 2.02 hereto sets forth the record owners of the Safelite Common Stock and the number of shares held by each as set forth in the records of Safelite. All of the issued and outstanding shares of Safelite Common Stock are validly issued, fully paid and non-assessable. As of the date hereof, there are outstanding Options to acquire the shares of Class A Common Stock and Class B Common Stock as set forth on Schedule 2.02. Except as set forth in this
Section 2.01 (b) or in the Disclosure Schedule, there are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, any equity securities of Safelite, or subscriptions, warrants, options, rights or other arrangements or commitments obligating Safelite to issue or acquire any of its equity securities or any ownership interest therein. on the Closing Date, all of the outstanding Options issued under the Safelite Stock Option Plan (1989) will be terminated and Safelite will have no further obligations to the holders thereof with respect thereto. The Safelite Employees Stock Option Plan (1993) will be continued by the Surviving Corporation.

     2.02. SUBSIDIARIES. The Disclosure Schedule sets forth a list, as of the date hereof, of all direct or indirect subsidiaries of the Company other than those which individually or in the aggregate would not constitute a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X (the "Subsidiaries"). Except as set forth in the Disclosure Schedule, the Company owns, either directly or indirectly through one or more Subsidiaries, all of the capital stock of the Subsidiaries free and clear of any mortgage, pledge, hypothecation, lien, security interest or other encumbrance (each an "Encumbrance"). All of the issued and outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and non-assessable. Except as set forth in the Disclosure Schedule, there are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, any equity securities of any of the Subsidiaries, or subscriptions, warrants, options, rights or other arrangements or commitments obligating any Subsidiary to issue or acquire any of its equity securities or any ownership interest therein.

     2.03. ORGANIZATION. The Company and each of the Subsidiaries are corporations duly organized and validly existing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to carry on their businesses as they are now being conducted. The Company and each of the Subsidiaries are duly qualified to do business and are in good standing as foreign corporations in all jurisdictions where the nature of the property owned or leased by them, or the nature of the business conducted by them, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Subsidiaries taken as a whole or on the business, assets, results of operations or financial condition of Safelite and its subsidiaries taken as a whole (a "Material Adverse Effect"). True and complete copies of the Certificates of Incorporation and By-Laws of the Company and each of the Subsidiaries have previously been made available to LSAC and Newco.

     2.04. FINANCIAL STATEMENTS. The Company has delivered to LSAC and Newco (a) an audited consolidated balance sheet and an audited consolidated statement of operations of the Company and its Subsidiaries as of and for the years ended December 31, 1994 and December 31, 1995, (b) an unaudited consolidated balance sheet and an unaudited consolidated statement of operations of the Company and its Subsidiaries as of and for the eight months ended August 31, 1996, (c) an audited consolidated balance sheet and an audited consolidated statement of operations of Safelite and its subsidiaries as of and for the years ended December 31, 1994 and December 31, 1995 and (d) an unaudited consolidated balance sheet and an unaudited consolidated statement of operations of Safelite and its subsidiaries as of and for the eight months ended August 31, 1996 (collectively, the "Financial Statements"), a copy of each of which is included in the Disclosure Schedule. The Financial Statements present fairly, in all material respects, the consolidated financial position and the results of operations of the Company and its Subsidiaries and of Safelite and its subsidiaries, respectively, as of their respective dates and for the respective periods then ended in conformity with generally accepted accounting principles except as set forth in the footnotes thereto or in the Disclosure Schedule, and except that the unaudited financial statements were prepared on an interim basis, are subject to normal year-end adjustments and do not contain all of the footnote disclosures required by generally accepted accounting principles.

     2.05. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Disclosure Schedule or permitted or contemplated by this Agreement, since August 31, 1996, neither the Company nor any of the Subsidiaries has (a) suffered any damage, destruction or casualty loss to its physical properties which, individually or in the aggregate, has a Material Adverse Effect; (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except for obligations, liabilities and transactions that do not individually or in the aggregate have a Material Adverse Effect; (c) suffered any changes which individually or in the, aggregate have a Material Adverse Effect; (d) increased the rate or terms of compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, officers or key employees, or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of their respective directors, officers or key employees, except in each case increases' occurring in the ordinary course of business in accordance with their respective customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment (as defined in Section 2.09); (e) declared or paid any dividend or made any other distribution on or with respect to any shares of its capital stock or redeemed, purchased or otherwise acquired any outstanding shares of its capital stock; (f) incurred any long-term indebtedness for borrowed money (including capital lease obligations) or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other firm other than in the ordinary course of business; (g) sold, transferred or otherwise disposed of any of its material properties or assets; or (h) created any Encumbrance (other than Permitted Encumbrances (as defined in Section 2.06)).

     2.06. TITLE TO ASSETS. The Company and the Subsidiaries have good (and, in the case of real property, marketable) title to all of the assets and properties which they purport to own (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since August 31, 1996) and which are material to the business, assets, results of operations or financial condition of the Company and the Subsidiaries taken as a whole or to Safelite and its subsidiaries taken as a whole ("Material"), free and clear of Encumbrances, except (a) as set forth in the Disclosure Schedule, (b) liens for taxes not yet due or being contested in good faith by appropriate proceedings for which adequate reserves have been established on the books and records of the Company and its Subsidiaries to the extent required by the Company's accounting practices, and (c) Encumbrances which individually or in the aggregate do not have a Material Adverse Effect (collectively, the "Permitted Encumbrances").

     2.07. PATENTS, TRADEMARKS. ETC. The Disclosure Schedule sets forth a list, as of the date hereof, of all Material registered United States and foreign patents, trademarks, trade names, copyrights and applications therefor which are used by the Company or any of the Subsidiaries in the conduct of the business of the Company and the Subsidiaries (the "Patent and Trademark Rights"). Except as set forth in the Disclosure Schedule, (a) the Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all Patent and Trademark Rights; (b) to the Company's knowledge, the conduct of the business of the Company and the Subsidiaries as now being conducted does not conflict with any valid patents, trademarks, trade names or copyrights of others in any way which, individually or in the aggregate, has a Material Adverse Effect; and (c) to the Company's knowledge, none of the Patent and Trademark Rights is being infringed upon by others in any way which, individually or in the aggregate, has a Material Adverse Effect.

     2.08. POWER AND AUTHORITY: EFFECT OF AGREEMENT. (a) The Partnership Sellers, the Company, Safelite and LSNWY each has all requisite partnership or corporate (as the case may be) power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Partnership Sellers, the Company, Safelite and LSNWY of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by their respective general partners or Boards of Directors (as the case may be) and, in the case of Safelite, immediately following the execution and delivery of this Agreement, will be authorized by the holders of a majority of the outstanding shares of capital stock of Safelite. No other partnership or corporate action on the part of the Partnership Sellers, the Company, Safelite or LSNWY (other than any notice to stockholders which may be required under Section 228(d) of the
DGCL) or its partners or stockholders (as the case may be) is necessary to authorize this

Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Partnership Sellers, the Company, Safelite and LSNWY and, assuming the due authorization, execution and delivery by LSAC and Newco, constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity.

     (b) The execution, delivery and performance by the Company, Safelite and LSNWY of this Agreement and the consummation by each of them of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations, exemptions or waivers referred to in Section 2.15, (i) violate any provision of law, rule or regulation to which the Company or any Subsidiary is subject, (ii) violate any order, judgment or decree applicable to the Company or any of the Subsidiaries, or (iii) conflict with or result in a breach or violation of the provisions of, or constitute a default under, (A) the Certificate of Incorporation or By-Laws of the Company, Safelite or LSNWY, or
(B) any agreement reflecting obligations of the Company, Safelite or LSNWY for borrowed money, except in the case of clause (i), (ii) or (iii)(B) of this
Section 2.08(b), for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

     2.09. COMMITMENTS. The Disclosure Schedule sets forth a list, as of the date hereof, of each contract or agreement to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound (collectively, the "Commitments") (a) which provides for future payments thereunder of more than $250,000 per year, including, without limitation, all such Commitments which are (i) Commitments for capital expenditures, (ii) distribution, dealer or sales agency Commitments, (iii) guarantees of third party obligations, and (iv) Commitments for the sale of any assets, but excluding purchase orders or other Commitments for the purchase of raw materials, components or supplies and sales orders or other Commitments for the sale of finished goods entered into in the ordinary course of business; (b) which restricts the kinds of businesses in which the Company or any of the Subsidiaries may engage or the geographical area in which any of them may conduct their business; (c) which is an indenture, mortgage, loan agreement or other Commitment for the borrowing of money or a line of credit; (d) which is a collective bargaining agreement; (e) which is a Material license (whether as licensor or licensee) or similar agreement permitting the use of any Material Patent and Trademark Rights; (f) which is a brokerage or finder's.agreement; (g) which is a joint venture, partnership or similar agreement; (h) which is a stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement; (i) which is a written agreement between the Company or any Subsidiary, on the one hand, and any stockholder, or any affiliate partnership or general partner thereof, director or officer, on the other hand (which agreements, if they are between the Company or any Subsidiary and any of the Partnership Sellers or any affiliated. partnership or any of their general partners, will be terminated as of the Closing Date (other than (i) agreements, if any, relating to insurance or indemnification, (ii) the Release referred to in the Disclosure Schedule and
(iii) this Agreement and any agreement entered into in connection herewith but including the Warrant to Purchase 4,929 shares of Class A Common Stock, dated June 15, 1992)); or (j) which is not of the foregoing type and is Material. Except as set forth in the Disclosure Schedule, each of such Commitments is a valid and binding obligation of the Company or a Subsidiary and is enforceable against the Company or a Subsidiary in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity and neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in default under any Commitment, except in each case for such failures to be valid, binding and enforceable and for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect.

     2.10. UNDISCLOSED LIABILITIES. The Company and its subsidiaries do not have any liabilities of any nature that would be required by generally accepted accounting principles to be reflected on a balance sheet or in the notes thereto of the Company and its subsidiaries or of Safelite and its subsidiaries, other than (i) liabilities that are reflected in the Financial Statements; (ii) liabilities disclosed or referred to in the Disclosure Schedule (including liabilities for present or future performance under any of the documents listed in the Disclosure Schedule); (iii) liabilities as to which no disclosure is' required pursuant to this Article II (for example, because the making of the representation and warranty is disclaimed or because the liability involves an amount which is less than the threshold above which disclosure is required);
(iv) liabilities arising since August 31, 1996 in the ordinary course of business; and (v) liabilities which individually or in the aggregate are not Material.

     2.11. LITIGATION. Except as set forth in the Disclosure Schedule, there is no action, litigation or proceeding in any court or before any governmental authority ("Litigation") pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries or any Company Benefit Plan (as defined in Section 2.14) (i) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would have a Material Adverse Effect or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule, the Company has not been notified in writing of any Litigation involving any property or rights of the

Company or any of its Subsidiaries with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, neither the Company nor any of the Subsidiaries is subject to any outstanding injunctions, orders, rulings, judgments or decrees that, individually or in the aggregate, have a Material Adverse Effect.

     2.12. COMPLIANCE WITH LAWS. Except as set forth in the Disclosure Schedule, the Company and the Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations currently in effect, including, without limitation, those relating to Environmental Matters (as defined below) and equal employment opportunity practices, except where the failure to comply therewith, individually or in the aggregate, does not have a Material Adverse Effect. The Company and the Subsidiaries have all governmental permits, licenses and authorizations necessary for the conduct of their businesses as presently conducted, except where the absence thereof, individually or in the aggregate, does not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, in the twelve months prior to the date hereof (a) no notice, citation, summons or order has been issued, (b) no complaint has been filed to commence any Litigation, (c) no penalty has been assessed and (d) no formal investigation is pending or threatened, in each case by any governmental or other entity and of which the Company or any Subsidiary has received written notice with respect to any (i) alleged violation by any of the Company or the Subsidiaries of any laws regarding Environmental Matters; or
(ii) alleged failure by any of the Company or the Subsidiaries to have any permit relating to Environmental Matters; or (iii) use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, "Management") or release of any hazardous, toxic or polluting substance, waste, pollutant or contaminant, including petroleum products and radioactive materials ("Hazardous Substances"), by or on behalf of the Company and any Subsidiaries except, in the case of each of clause (i), (ii) and (iii) of this sentence, where the cost of such violations, failures, Management or releases, individually or in the aggregate, would not have a Material Adverse Effect. To the Company's knowledge, except as set forth in the Disclosure Schedule, no Hazardous Substance has been treated, stored, disposed of, discharged or released into 'the environment on or from the premises of the Company or any of the Subsidiaries, which is currently required by applicable law, rule or regulation to be remediated by or at the expense of the Company or of any of the Subsidiaries where the cost of such remediation, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth on the Disclosure Schedule, neither the Company nor any Subsidiary has received any request for information, notice of claim, demand or notification, in each of the foregoing cases, in writing, that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance where the cost of such investigation or cleanup, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, to the knowledge of the Company and the Subsidiaries, (i) no polychlorinated byphenyls ("PCBs") or asbestos containing materials are or have been present at any of the premises of the Company or any Subsidiary which presence, individually or in the aggregate, would have a Material Adverse Effect, and (iii) there are no underground storage tanks, active or abandoned, at any of said premises the presence of which, individually or in the aggregate, would have a Material Adverse Effect. To the knowledge of the Company and the Subsidiaries, (i) there are no environmental liens on any of the premises of the Company, which liens, individually or in the aggregate, would have a Material Adverse Effect, and (ii) no government actions have been taken or are in process or pending which could subject any of such premises to such liens, which liens, individually or in the aggregate would have a Material Adverse Effect. The parties hereto agree that the only representations and warranties of the Company made herein as to any Environmental

Matters are those contained in this Section 2.12. As used herein, the term "Environmental Matter" means any matter arising out of or relating to the environment, safety or health or the production, storage, handling, use, emission, release, discharge or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by law.

     2.13. TAXES. (a) Except as set forth in the Disclosure Schedule, all Material federal, state, local and foreign Tax Returns required to be filed with respect to the Company and the Subsidiaries have been filed in a timely manner (taking into account all extensions of due dates). Such Tax Returns are correct and complete in all respects, except (i) where the failure to be correct and complete would not have a Material Adverse Effect and (ii) that, except as provided in subsection (j) of this Section 2.13, no representation or warranty is made with respect to any item which could affect any net operating losses of the Company or any of the Subsidiaries.

     (b) The Company and the Subsidiaries have paid, or reserved for on the Financial Statements, all Taxes that are due whether or not shown on the Tax Returns described in Section 2.13(a), above, other than (i) Taxes the nonpayment of which would not have a Material Adverse Effect and (ii) Taxes which the Company or the Subsidiaries are contesting in good faith and that are set forth in the Disclosure Schedule.

     (c) Except as set forth in the Disclosure Schedule, no waivers of statutes of limitation are in effect in respect of federal income Taxes for the Company or any of the Subsidiaries.

     (d) Except as set forth in the Disclosure Schedule, no deficiencies for any income or franchise Taxes have been asserted or assessed in writing against the Company or any of the Subsidiaries which remain Unpaid and which individually or in the aggregate are Material.

     (e) Neither the Company nor any of the Subsidiaries has, with respect to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), which consent is currently in effect.

     (f) Except as set forth in the Disclosure Schedule, no claim has been made in writing at any time during the five-year period beginning five years prior to the date hereof by any taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

     (g) Except as set forth in the Disclosure Schedule, the Company and the Subsidiaries each has withheld and paid all Material Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (h) Schedule 2.13 of the Disclosure Schedule lists all federal income Tax Returns filed with respect to any of the Company and its Subsidiaries for open taxable periods, indicates all such returns that have been audited and indicates those income Tax Returns that currently are the subject of an audit. The Sellers have made available to LSAC and Newco complete copies of all federal, state, local and foreign Tax Returns, examination reports, closing agreements, waivers of statutes of limitations on assessment and/or collection of Taxes and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries for all open taxable periods.

     (i) The Company and the Subsidiaries have not agreed, and are not required, to make any Material adjustment under Section 481 of the Code by mason of a change in accounting method.

     (j) Since July 1, 1989, there has not been an ownership .change (within the meaning of Section 382 of the Code) with respect to the Company or the Subsidiaries (other than by reason of the transactions contemplated hereby).

     (k) The tax basis of LSNWY in its shares of Safelite as of December 20, 1996 will be, in the aggregate, at least $310 million. There is no Material deferred gain or loss allocable to the Company or the Subsidiaries arising out of any deferred intercompany transaction under Treasury Regulations Section 1.1502-13 or 1.1502-14, nor any Material excess loss account (as defined in Treasury Regulation Section 1.1502-19) of the Company or any of the Subsidiaries, that would be triggered as a result of the sale of Safelite, the Company or any other transaction contemplated hereby.

     For purposes of this Agreement, "Tax" means all federal, state, local and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, and "Tax Return" means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations or estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where elected or required, combined or consolidated returns for any group of entities that include the Company or any Subsidiary.

     2.14. EMPLOYEE BENEFIT PLANS. (a) The Disclosure Schedule lists (i) each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which provides for payments in excess of $50,000 annually, and (ii) each stock purchase, stock option, restricted stock, incentive, severance, employment, change in control, disability, deferred compensation, retiree medical, or other employee benefit plan, program, or arrangement which is maintained or contributed to by the Company or any of the Subsidiaries or for which the Company or any of the Subsidiaries has any liability or contingent liability and, in each case, which provides for payments in excess of $50,000 annually (the "Company Benefit Plans"). The Company has provided to LSAC and Newco (i) true and complete copies of all Company Benefit Plans (or to the extent no such copy exists, an accurate description thereof); (ii) the most recent annual actuarial evaluation, if any, prepared for each Company Benefit Plan; (iii) the most recent annual report (series 5500), if any, required under ERISA with respect to each Company Benefit Plan; (iv) the most recent determination letter received from the Internal Revenue Service (the "IRS"), if any, and any Summaries of Material Modifications thereto, for each Company Benefit Plan; and (v) the most recent Summary Plan Description, if any, required under ERISA with respect to each Company Benefit Plan.

     (b) Except as set forth in the Disclosure Schedule, (i) with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and is maintained by the Company or any of the Subsidiaries for any of their employees, (x) the Company or such Subsidiary has obtained a favorable determination letter from the IRS, (y) there are no amendments to any such plans which are not the subject of a favorable determination letter, and (z) to the Company's knowledge, nothing has occurred which could cause the loss of such qualification that cannot be. corrected without liability to the Company that would have a Material Adverse Effect; (ii) the Company and the Subsidiaries are not, and have not been, and to the Company's knowledge no other person is, or has been, engaged in a transaction prohibited by Section 4975 of the Code or Section 406 of ERISA, or breached any fiduciary duty under ERISA, which would result in a liability to the Company and the Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect; (iii) each Company Benefit Plan has been operated in accordance with its terms and in all respects with ERISA, the Code, and all other applicable law except for any non-compliance that would not individually or in the aggregate have a Material Adverse Effect; and (iv) none of the Company Benefit Plans is, to the knowledge of the Company, the subject of any investigation, examination, or audit by the Internal Revenue Service, united States Department of Labor, or any other governmental agency which would have a Material Adverse Effect.

     (c) Except as set forth in the Disclosure Schedule, (i) each Company Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA or
Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code except for any .failure to comply which would not, individually or in the aggregate, have a Material Adverse Effect;
(ii) no reportable event, within the meaning of Section 4043 of ERISA, has occurred with respect to any Company Benefit Plan which is subject to Title IV of ERISA, other than reportable events with respect to which notice has been waived by the Pension Benefit Guaranty Corporation ("PBGC") or which would not, individually or in the aggregate, have a Material Adverse Effect; (iii) no Company Benefit Plan has incurred any "accumulated funding deficiency" (as defined by Section 302 of ERISA or Section 412 of the Code), whether or not waived; (iv) the PBGC has not instituted or, to the knowledge of the Company, threatened to institute proceedings to terminate any Company Benefit Plan, and no condition exists that presents a Material risk that such proceedings will be instituted; (v) none of the Company Benefit Plans provides for any unpredictable contingent event benefit (as that term is defined in Section 302(d)(7)(B) of ERISA or Section 412(l)(7)(B) of the Code); (vi) the Company and its Subsidiaries have made all required premium payments when due to the PBGC; (vii) neither the Company or any of its Subsidiaries is subject to any liability to the PBGC for any plan termination occurring on or prior to the date hereof; (viii) no amendment has occurred which has required or could require the Company or any Subsidiary to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code; (ix) no Company Benefit Plan is a plan described in Section 4063(a) of ERISA; and (x) none of the Company or any of its Subsidiaries has engaged in a transaction which could subject it to Material liability under Section 4069 of ERISA.

     (d) Except as set forth in the Disclosure Schedule, with respect to any multiemployer plan (within the meaning of Section 400l(a)(3) of ERISA) to which the Company, or any of its Subsidiaries, has any liability or contingent liability, or contributes (or has at any time within the past five years contributed or had an obligation to contribute): (i) the Company and its Subsidiaries, and to the knowledge of the Company, all other members of the "Lear Siegler Affiliated Group" (as defined in Section 5.03 of this Agreement), will make, or as of the Effective Time will have made, all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement; (ii) none of the Company or any Subsidiary has incurred any Material withdrawal liability under Title IV of ERISA that has not been paid in full; (iii) to the knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245, respectively, of ERISA); and (iv) none of the Company or any

Subsidiary has engaged in a transaction which would subject it to liability under Section 4212(c) of ERISA.

     (e) Without regard to any agreements made or any actions taken after the Effective Time, none of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

     (f) Except as set forth in the Disclosure Schedule, other than coverage mandated by applicable statute, none of the Company or any Subsidiary is under any obligation or liability to provide medical benefits or death benefits (including through insurance) to retirees or any group of former employees, officers, or directors of the Company, any Subsidiary, or any member of the Lear Siegler Affiliated Group, or their respective dependents, the provision of which benefits would have a Material Adverse Effect.

     2.15. CONSENTS. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of, or .exemption by, or filing with, any governmental authority, other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, is required in connection with the execution, delivery and performance by the Company of this Agreement or the taking by it of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which LSAC or Newco is required to obtain or make.

     2.16. INSURANCE. The Disclosure Schedule sets forth a list, as of the date hereof, of all Material casualty, general liability and other insurance maintained by the

Company or any of the Subsidiaries (the "Insurance Policies"). Each of the Insurance-Policies is in full force and effect and no written notice has been received by the Company or any of the Subsidiaries from any insurance carrier purporting to cancel coverage under any of the Insurance Policies which cancellation would have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Disclosure Schedule, there are no pending Material claims against the Insurance Policies by the Company or any of the Subsidiaries as to which the insurers have denied liability by written notice to the Company or a Subsidiary. The Company and the Subsidiaries have made timely premium payments with respect to all of the Insurance Policies. The Company makes no representation or warranty that insurance coverage under the Insurance Policies will be continued or is continuable after the Safelite Stock Sale Closing.

     2.17. LABOR MATTERS. Except as set forth in the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement nor does any labor union or collective bargaining agent represent any of the employees of the Company or any of the Subsidiaries. Except as set forth in the Disclosure Schedule, there is no labor strike, slow-down, stoppage or union organizing effort pending or, to the Company's knowledge, threatened by the employees of the Company or any of the Subsidiaries. The Company and its Subsidiaries are in compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours except for any noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect, and, to the Company's knowledge, the Company and its Subsidiaries are not engaged in any unfair labor practice with respect to their employees, except for any such practice which, individually or in the aggregate, would not have a Material Adverse Effect. There is no unfair labor practice, complaint, charge or other matter against or involving the Company or any of its Subsidiaries pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other governmental agency or regulatory body except for any such practices, complaints, charges or other matter which, individually or in the aggregate, would not have a Material Adverse Effect.

     2.18. FEES. Except for the fees payable to Goldman, Sachs & Co., neither the Company nor any of the Subsidiaries has employed any broker, finder or intermediary paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

     2.19. DISCLAIMER. THE COMPANY SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY IN SECTIONS 2.01 THROUGH 2.18 HEREOF. IN ANY EVENT, THE COMPANY MAKES NO WARRANTY OF MERCHANTIBILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE NYS UNIFORM COMMERCIAL CODE OR THE UNIFORM COMMERCIAL CODE OF ANY OTHER JURISDICTION OR IN ANY STATUTE APPLICABLE TO REAL PROPERTY), AND LSAC AND NEWCO SHALL RELY UPON ITS OWN EXAMINATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND NOTWITHSTANDING ANY OTHERWISE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN SECTIONS 2.01 THROUGH 2.18 HEREOF, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROTECTIONS, ESTIMATES OR BUDGETS

HERETOFORE DELIVERED TO OR MADE AVAILABLE TO LSAC OR NEWCO OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF LSAC AND NEWCO
                ------------------------------------------------

     LSAC and Newco hereby represent and warrant to the Company as follows:

     3.01. ORGANIZATION. LSAC and Newco are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and have all requisite corporate power and authority to carry on their businesses as they are now being conducted. LSAC and Newco are corporations newly formed for the purpose of consummating the transactions contemplated hereby. Neither LSAC nor Newco has any assets, other than those held, or any liabilities, other than those incurred, in connection with the transactions contemplated hereby.

     3.02. POWER AND AUTHORITY: EFFECT OF AGREEMENT. (a) Each of LSAC and Newco has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by LSAC and by Newco of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of LSAC and Newco and by the sole stockholder of each of them, and no other corporate action on the part of LSAC and Newco or any of their respective stockholders or affiliates is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LSAC and by Newco and, assuming the due authorization, execution and delivery thereof by the Company and the other parties hereto, constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' fights generally and (ii) is subject to general principles of equity.

     (b) The execution, delivery and performance by LSAC and by Newco of this Agreement and the consummation by .each of them of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents, approvals, authorizations, exemptions or waivers referred to in Section 3.05, (i) violate any provision of law, rule or regulation to which LSAC or Newco is subject, (ii) violate any order, judgment or decree applicable to LSAC or Newco or any of their subsidiaries, or (iii) conflict with or result in a breach of the provisions of, or constitute a default under, (A) the Certificate of Incorporation or ByLaws of LSAC or Newco, or (B) any agreement reflecting obligations of LSAC or Newco or any of their subsidiaries, for borrowed money, except in the case of clause (i),
(ii) or (iii)(B) of this Section 3.02(b), for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

     3.03. LITIGATION. There is no Litigation pending or threatened against LSAC or Newco (i) with respect to which there is a reasonable likelihood of a determination which would, individually or in the aggregate, have a material adverse effect on the ability of LSAC or Newco to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither LSAC nor Newco is subject to any outstanding orders, rulings, judgments or decrees which, individually or in the aggregate, would have a material adverse effect on the ability of LSAC or Newco to perform its obligations under this Agreement.

     3.04. AVAILABILITY OF FUNDS. Subject to the fulfillment of any conditions contained in the commitment letters to be provided to the Company no later than November 13, 1996, for senior and senior subordinated indebtedness, LSAC and Newco or the Surviving Corporation Will have available on the Closing Date sufficient funds, including equity from the Thomas H. Lee Equity Fund III, L.P. and its affiliates, to enable them to consummate the transactions contemplated by this Agreement.

     3.05. CONSENTS. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority, other than pursuant to the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, is required in connection with the execution, delivery and performance by LSAC or Newco of this Agreement, or the taking by them of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which the Company or any other party is required to obtain or make.

     3.06. FEES. Except for fees payable in connection with the financing described in Section 3.04, neither LSAC, Newco nor any of their affiliates has employed any broker, finder or intermediary or paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY
                            ------------------------

     The Company hereby covenants and agrees with LSAC and Newco as follows:

     4.01. COOPERATION BY THE COMPANY. From the date hereof and prior to the LSH Closing, the Company shall use its best efforts, and will cooperate with LSAC and Newco, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable the transactions contemplated hereby to be effected, and shall otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. The Company shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within five business days of the date of this Agreement.

     4.02. CONDUCT OF BUSINESS. (a) Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule or except as LSAC or Newco may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the LSH Closing, the Company shall, and shall cause each of the Subsidiaries to,
(i) in all material respects, conduct its business only in the ordinary course;
(ii) use its reasonable efforts to preserve intact its properties, assets and business organization; (iii) maintain its properties, machinery and equipment in sufficient operating condition and repair to enable it to conduct its business in all material respects in the manner in which its business is currently conducted, except for maintenance required by reason of fire, flood, earthquake or other acts of God; (iv) continue all Material existing insurance policies (or comparable insurance) in full force and effect; (v) use its reasonable efforts to keep available until the LSH Closing the services of its present officers, employees and agents (as a group); (vi) not increase the rate or terms of compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, officers or key employees, and not increase the rate or terms of any bonus, pension or other employee benefit plan covering any of their respective directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with their respective customary practices (including normal periodic reviews and related compensation and benefit increases); and
(vii) use its reasonable efforts to preserve its relationships with its Material lenders, suppliers, customers, licensors and licensees and others having Material business dealings with the Company and the Subsidiaries such that its business will not be Materially impaired.

     Without limiting the generality of the foregoing, and except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule, neither the Company nor any of its Subsidiaries will, prior to the LSH Closing, without the prior written consent of LSAC or Newco (which consent shall not be unreasonably withheld):

          (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, (x) additional shares of capital stock of any class (including Lear Siegler Common Stock or Safelite Common Stock), or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than the issuance of Lear Siegler Common Stock or shares of Class A Common Stock of Safelite pursuant to the exercise of options outstanding on the date hereof or (y) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

          (ii) declare or pay any dividend or distribution on any shares of capital stock;

          (iii) redeem, purchase or otherwise acquire any outstanding shares of capital stock;

          (iv) propose or adopt any amendment to the Restated Certificate of Incorporation or By-Laws of the Company or Safelite;

          (v) except for revolving loans incurred in the ordinary course of business pursuant to the terms of the Credit Agreement, (x) incur any indebtedness for borrowed money (including capital lease obligations) or issue any debt securities, or assume, guarantee or endorse the obligations of any other person except in the ordinary course of business or (y) repay any indebtedness for borrowed money;

          (vi) (x) increase the rate or terms of compensation of any of its directors, officers or other employees, except such increases as are granted in the ordinary course of business in accordance with customary practice (including normal periodic performance reviews and related compensation increases) or as required by any pre-existing Commitment, (y) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing employee benefit plan or other Commitment to any such director, officer or employee, whether past or present, or (z) enter into or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan;

          (vii) (i) sell, transfer or otherwise dispose of any of its Material property or assets or (ii) create any Material Encumbrance (other than Permitted Encumbrances) on any of its Material property or assets;

          (viii) accelerate payment of receivables, delay payment of payables or liquidate inventory, except in the ordinary course of business consistent with past practice;

          (ix) make any Material capital expenditure or commitment other than as provided in the capital expenditure budget previously delivered to LSAC and Newco; or

          (x) make any loans, advances or capital contributions, except in the ordinary course of business consistent with past practice;

          (xi) enter into other Material Commitments except Commitments made in the ordinary course of business consistent with past practice; or

          (xii) agree in writing to take any of the foregoing actions.

     (b) Without limiting any rights of Newco or LSAC under Section 6.01, the Company shall not be liable to Newco or LSAC for the breach of any covenant or agreement contained in Section 4.02(a) with respect to any action taken or omitted to be taken by the Company or any Subsidiary unless such action was taken or omitted to be taken at the written direction or written concurrence of the Partnership Sellers or the management of the Company located in Florham Park, New Jersey.

     4.03. ACCESS. From the date hereof and prior to the LSH Closing, the Company shall, and shall cause the Subsidiaries to, provide LSAC and Newco with such information as LSAC and Newco may from time to time reasonably request with respect to the Company and the Subsidiaries and the transactions contemplated by this Agreement (including without limitation all information reasonably required by Newco to enable Newco to complete the financing for the Merger), and the Company shall, and shall cause the Subsidiaries to, provide LSAC and Newco and their representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Company and the Subsidiaries as LSAC and Newco may from time to time reasonably request; PROVIDED that the Company and the Subsidiaries shall not be obligated to provide LSAC or Newco with any information which would violate any law, rule or regulation or term of any Commitment, or if the provision thereof would adversely affect the ability of the Company or any of the Subsidiaries or any of their respective affiliates to assert attorney-client, attorney work product or other similar privilege. Any disclosure whatsoever during such investigation by LSAC or Newco shall not constitute an enlargement of or additional representations or warranties of the Company beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the letter agreement dated August 14, 1996 between Thomas H. Lee Company and Safelite (the "Confidentiality Agreement").

     4.04. NO SOLICITATION. From and after the date hereof, neither the Company nor any LS Selling Stockholder shall directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Acquisition Proposal (as defined below) from any person, or engage in or continue discussions or negotiations relating to, any Acquisition Proposal, and the Company and LS Selling Stockholders shall direct their respective shareholders, partners, directors, officers, financial advisors and other authorized representatives to refrain from taking any such action. "Acquisition Proposal" means any proposal or offer for, or any written statement of intention (by public announcement or otherwise) by any person or group to effect, any sale of shares of capital stock, recapitalization, merger or consolidation with, or acquisition of substantially all of the assets of, share exchange or other business combination or similar transaction involving, the Company or any of the Subsidiaries, or any written inquiry by any person or group with respect to the Company's willingness to receive or discuss any of the foregoing.

     4.05 TAX RETURNS. All Material income Tax Returns filed before December 20, 1996 and after the date hereof shall be subject to the review and consent of Newco prior to the filing thereof, which consent shall not be unreasonably withheld.

     4.06 STOCKHOLDER APPROVAL. Each of the LS Selling Stockholders and LSNWY shall vote all shares of capital stock of Safelite held by it in favor of this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                           COVENANTS OF LSAC AND NEWCO
                           ---------------------------

     LSAC and Newco hereby covenant and agree with the Seller Group as follows:

     5.01. COOPERATION BV LSAC AND NEWCO. From the date hereof and prior to the LSH Closing, LSAC and Newco shall use their best efforts, and shall cooperate with the Company, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable LSAC and Newco to effect the transactions contemplated hereby, and will otherwise use their best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. Without limiting the foregoing provisions of this Section 5.01, LSAC and Newco shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within five business days of this Agreement, and LSAC and Newco shall use, and shall cause each of its affiliates to use, its best efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory authorities, to obtain any consent, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement.

     5.02. INDEMNIFICATION; INSURANCE. (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee or agent of the Company or any of its present or former subsidiaries or parent corporations (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses, including reasonable attorneys' fees, judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") incurred by an Indemnified Party in connection with any claim, action, suit, proceeding or investigation (an "Action") in any way arising out of, pertaining to or resulting from acts or omissions, or alleged acts or omissions, by any of them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, any Losses incurred by any Indemnified Party in any way arising out of or relating to this Agreement, the Merger, or any of the other transactions contemplated hereby. In the event of any such Action, (i) the Surviving Corporation shall pay on an as-incurred basis the reasonable fees and expenses of counsel selected by the Indemnified Party in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and
(ii) the Surviving Corporation shall cooperate in the defense of any such matter at its own expense; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (b) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions providing for exculpation of director and officer liability and indemnification set forth in Annex A hereto. The Surviving Corporation shall maintain in effect such provisions in the Certificate of Incorporation and By-Laws of the Surviving Corporation providing for exculpation of director and officer liability and indemnification to the fullest extent permitted from time to time under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the Indemnified Parties' right of indemnification.

     (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's or any Subsidiary's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two and one-half times the aggregate of the current annual premiums paid by the Company and Safelite for their existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (d) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each person who is a stockholder of the Company or any of its subsidiaries on the date hereof, and any person which controls or is a general or limited partner or an affiliate or an employee of any of the foregoing persons (individually, a "Stockholder Indemnified Party" and collectively, the "Stockholder Indemnified Parties") against all Losses incurred by a Stockholder Indemnified Party in connection with any Action in any way arising out of, pertaining to or resulting from this Agreement, the Merger, or any of the other transactions contemplated hereby, or any act or omission or alleged act or omission related thereto (including any corporate action taken or omitted to be taken in connection therewith), whether commenced, asserted or claimed before or after the Effective Time and including without limitation any Losses incurred by reason of the assertion by any present or former stockholder of the Company or any of its subsidiaries of any claim against a Stockholder Indemnified Party or any other such stockholder; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonable withheld).

     (e) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each Stockholder Indemnified Party against all Losses incurred by such Stockholder Indemnified Party in connection with any Action in any way arising out of, pertaining to or resulting from any liability or obligation of, or arising out of or relating to, the Company or any of its present or former subsidiaries, including any attempt by any third party (whether or not successful) to impose any liability in respect thereof on any of the Stockholder Indemnified Parties by reason of their share ownership or otherwise; PROVIDED that, without limiting the rights of any Stockholder Indemnified Party under any other provision of this Section 5.02 or otherwise, a Stockholder Indemnified Party shall not be entitled to indemnification under this subsection (e): (i) against Losses arising out of any matter with respect to which the Stockholder Indemnified Party was found by final non-appealable judgment of a court of competent jurisdiction to have been guilty of willful misconduct in connection with such matter, or (ii) in respect of claims brought against the Stockholder Indemnified Party by any present or former stockholder of the Company or Safelite to the extent such claims are with respect to such person's equity ownership in the Company or Safelite; and provided further, that the Surviving Corporation shall not be liable for any settlement-effected without its written consent (which consent shall not be unreasonably withheld).

     (f) The provisions of subsections (d) and (e) of this Section 5.02 are intended to accord separate and independent rights to the Stockholder Indemnified Parties, and the parties agree that so long as one of these subsections would entitle a Stockholder Indemnified Party to be indemnified against a particular matter, then such Stockholder Indemnified Party shall be entitled to full indemnification with respect to such matter notwithstanding that the Stockholder Indemnified Party is not or may not be entitled to indemnification against such matter under the other of these subsections.

     (g) In the event of any Action referred to in subsection (d) or (e) of this
Section 5.02, the Surviving Corporation shall pay on an as-incurred basis the reasonable fees and expenses of counsel selected by the Stockholder Indemnified Party in advance of the final disposition of any such Action, and the Surviving Corporation shall cooperate in the defense of any such Action at its own expense; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (h) The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party or any Stockholder Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.02.

     (i) The rights of each Indemnified Party and Stockholder Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party or Stockholder Indemnified Party, as the case may be; may have under the Certificate of Incorporation or By-Laws of the Company or the Surviving Corporation or any subsidiary, under the DGCL or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this Section 5.02 shall survive the consummation of the Merger and the other transactions contemplated hereby, and each Indemnified Party and Stockholder Indemnified Party shall, for all purposes, be a third-party beneficiary of the covenants and agreements of the Surviving Corporation under this Section 5.02 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly.

     (j) In no event shall any shareholder, officer, director, employee, trustee or agent of the Surviving Corporation, nor shall any person which controls or is a general partner or a limited partner or affiliate of any of the foregoing, have any liability of any kind or nature under this Section 5.02.

     5.03. EMPLOYEE BENEFITS. After the Effective Time, the Surviving Corporation shall grant to all individuals who are, as of the Effective Time, employees of the Company or any of its Subsidiaries credit for all service with the Company, any of its present and former subsidiaries, any other affiliate of the Company and their respective predecessors (collectively, the "Lear Siegler Affiliated Group") prior to the Effective Time for all purposes for which service is recognized under each Company Benefit Plan. Benefit plans which provide medical, dental or life insurance benefits after the Effective Time to any individual who is an active or former employee of the Lear Siegler Affiliated Group as of the Effective Time (an "Employee") or a dependent of an Employee (a "Dependent") shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions to the extent so waived under present policy and shall provide that any expenses-incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions to the extent taken into account under present policy. Without limiting the generality of any other provision of this Agreement, after the Effective Time the Surviving Corporation shall, and shall cause the Subsidiaries to, honor and fully perform all the obligations under (i) all written Commitments with any Employee; and (ii) all Company Benefit Plans. After the Effective Time, the Company Benefit Plans shall not be terminated or amended in any manner that would adversely affect the rights, benefits or protections provided thereunder to any Employee or Dependent which have accrued and vested prior to the Effective Time, provided that nothing herein shall prevent or restrict the Surviving Corporation from terminating any Company Benefit Plan at any time or from amending or otherwise modifying the terms of such Company Benefit Plan with respect to benefits accrued or amounts earned after the Effective Time.

     5.04. BRIDGE FINANCING. Newco will deliver to the Company a signed commitment letter no later than November 13, 1996 providing the Surviving Corporation with the senior subordinated debt portion of the financing required to finance the transactions contemplated hereby, on a bridge financing basis (the "Bridge Facility"). Newco covenants and agrees (subject to the fulfillment of the conditions set forth in Article VI other than that relating to senior subordinated indebtedness financing contained in Section 6.06) that, if and to the extent senior subordinated notes have not been sold in the amount required to enable the Merger and the other transactions contemplated hereby to be consummated by December 20, 1996, Newco shall cause the Merger to occur on that date and the Surviving Corporation shall draw upon the Bridge Facility in that amount.

     5.05. INSURANCE. Immediately prior to the Effective Time, LSAC shall procure policies for insurance (the "LS Insurance"); which shall not be at the expense of the Company or any of its subsidiaries other than Safelite and its subsidiaries (collectively, the "LS Companies"), covering product liability claims and workers' compensation claims against the LS Companies and having such other terms as are set forth in Exhibit 5.05 on behalf and for the benefit of the LS Companies. Within three years of the date hereof, the Surviving Corporation shall, at its own expense, procure a renewal of the LS Insurance effective from the fifth anniversary of the Effective Time through the sixth anniversary of the Effective Time.

     5.06. LEAR SIEGLER DIVIDEND AND ASSET TRANSFER RESTRICTIONS. From and after the LSH Closing and the payment in full of all amounts owing under the Note, the Company shall not declare (or otherwise permit to be paid) any dividends on any shares of any class of capital stock of the Company, or make any payment on account of the purchase, redemption, retirement or other acquisition of any shares of any class of capital stock of the Company, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its subsidiaries. The Company shall not, and shall cause its subsidiaries not to, convey, sell, lease, assign, pledge, transfer or otherwise dispose of any of their respective properties or assets, whether now owned or hereafter acquired, except (i) in satisfaction of liabilities of any of the LS Companies or (ii) in bona fide arm's length transactions with third parties in exchange for fair value, the proceeds of which shall be held by the Company or a subsidiary of the Company, as applicable, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, none of the assets or stock of any of the LS Companies shall be pledged or otherwise encumbered as security for any indebtedness for borrowed money of any person other than the LS Companies. LSAC shall not sell any of the stock of the Company other than to a party which agrees to be bound by the provisions of this Section 5.06. The agreements and covenants contained in this Section 5.06 shall expire six years and six months from the Closing Date.

     5.07. SOLVENCY LETTERS. Newco, on behalf of the Surviving Corporation, shall deliver to the Seller Group at the LSH Closing and the Merger the solvency letters with respect to the Company and any of its Subsidiaries delivered by Newco or the Surviving Corporation to the lenders of the Surviving Corporation, which letters shall be addressed to the Seller Group.

     5.08. OFFERING DOCUMENTS. From and after the date hereof, Newco shall include, or cause to be included, in every offering document used by Newco, on behalf of the Surviving Corporation, or any of its affiliates to raise funds for the transactions contemplated hereby, or otherwise to raise funds prior to the Closing Date, whether or not any of the LS Selling Stockholders, the Company, Safelite, LSNWY or any of their affiliates are named therein, and whether by private or public sales of securities, borrowings, or other means (collectively, "Offering Documents"), a prominent, boldfaced statement in substantially the following form:

          "THIS DOCUMENT HAS BEEN PREPARED BY NEWCO
          IN CONSULTATION WITH THE MANAGEMENT OF
          SAFELITE GLASS CORP. NEITHER SAFELITE NOR
          LEAR SIEGLER HOLDINGS CORP. SHALL HAVE ANY
          LIABILITY WITH RESPECT TO THE [NOTES] PRIOR
          TO THE CLOSING OF THE MERGER OF NEWCO INTO
          SAFELITE AND THE ACQUISITION OF LEAR SIEGLER
          BY LSAC. NONE OF THE STOCKHOLDERS OF LEAR
          SIEGLER OR ANY OF THEIR AFFILIATES WILL HAVE
          ANY LIABILITY FOR THIS OFFERING."

Newco further agrees that, while Newco may make such disclosures as it deems appropriate under applicable law with respect to this Agreement, Newco shall describe the Company and the Subsidiaries and any of their affiliates in any Offering Documents only with the prior approval of the Company as to such description. If Newco requests the approval of the Company pursuant hereto, the Company shall respond to such request in a reasonably expeditious manner and will not unreasonably withhold such approval. The parties acknowledge that the Offering Documents may describe Safelite Glass Corp.

as the issuer of any securities or the borrower of any borrowings, so long as. any such - description expressly states that such references are to Safelite Glass Corp. the Surviving Corporation after the Merger and not to the current Safelite Glass Corp.

     5.09. RESTRICTION ON MERGER, ETC. LSAC shall not, for a period of at least two years following the Closing Date, enter into a merger, consolidation or other business combination pursuant to which it is not the surviving corporation. Nothing herein shall prohibit LSAC from entering into any of the foregoing transactions in which it is the surviving corporation.

                                   AKTICLE VI

                  CONDITIONS TO LSAC'S AND NEWCO'S OBLIGATIONS
                  --------------------------------------------

     The obligations of LSAC and Newco to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Effective Time of all of the following conditions:

     6.01. REPRESENTATIONS. WARRANTIES AND COVENANTS OF THE COMPANY. The Company shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of the Company contained herein shall be true in all material respects (or, in the case of any representations or warranties of the Company contained herein that are already qualified by Materiality or Material Adverse Effect, shall be true as written) on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects (or true as written, as applicable) as of the specified date.

LSAC and Newco shall have received a certificate executed by an executive officer of the Company, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 6.01.

     6.02. NO PROHIBITION. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits LSAC or Newco from consummating the transactions contemplated hereby.

     6.03. CONSENTS. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable LSAC and Newco to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

     6.04. ESCROW AGREEMENT. Certain of the Partnership Sellers shall have entered into the Escrow Agreement.

     6.05. FIRPTA CERTIFICATE. Each of the Company and Safelite shall have provided to LSAC and Newco, respectively, a statement, in a form reasonably satisfactory to LSAC and Newco, respectively, pursuant to Section 1.897-2(h) of the Treasury Regulations, certifying that interests in each of the Company and Safelite, respectively, are not U.S. real property interests within the meaning of Section 897(c)(1) of the Code and dated not more than 30 days prior to the Closing Date.

     6.06. FINANCING. The lenders under the commitment letters referred to in
Section 3.04 (other than the commitment letter of Thomas H. Lee Equity Fund III, L.P. and its affiliates, receipt of the funds from which is not a condition to Newco's and

LSAC's obligations to close) shall have made available to the Surviving CorPoration and LSAC the Financing contemplated thereby.

                                   ARTICLE VII

                   CONDITIONS TO THE LS SELLING STOCKHOLDERS'
                   ------------------------------------------
                    AND THE COMPANY'S, SAFELITE'S AND LSNWY'S
                   ------------------------------------------
                                   OBLIGATIONS
                                   -----------

     The obligation of the LS Selling Stockholders, the Company, Safelite and LSNWY to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Effective Time of all of the following conditions:

     7.01. REPRESENTATIONS. WARRANTIES AND COVENANTS OF LSAC AND NEWCO. LSAC and Newco shall have complied in all material respects with each of their agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of LSAC and Newco contained herein shall be true in all material respects (or, in the case of any representations and warranties of Newco contained herein that are already qualified by materiality or material adverse effect qualifiers, such representations and warranties shall be true as written) on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects (or true as written, as applicable) as of the specified date. The LS Selling Stockholders, the Company, Safelite and LSNWY' shall have received a certificate executed by an executive officer of LSAC and Newco, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this
Section 7.01.

     7.02. NO PROHIBITION. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits any office LS Selling Stockholders, the Company, Safelite or LSNWY from consummating the transactions contemplated hereby.

     7.03. CONSENTS. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies set forth in the Disclosure Schedule that shall be required in order to enable the LS Selling Stockholders, the Company, Safelite and LSNWY to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

     7.04. INSURANCE. LSAC shall have procured the LS Insurance set forth in
Exhibit 5.05.

     7.05. SOLVENCY LETTERS. Newco, on behalf of the Surviving Corporation, shall have delivered to the LS Selling Stockholders the solvency letters required to be delivered pursuant to Section 5.07.

     7.06. ESCROW AGREEMENT. The Company shall have entered into the Escrow Agreement.

                                  ARTICLE VIII

                                   TERMINATION
                                   -----------

     8.01. TERMINATION. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the execution and delivery of the consent of the stockholders of Safelite thereto,

          (a) by the mutual written consent of Newco and the Company; or

          (b) by either the Company or Newco if the Merger shall not have occurred on or before December 20, 1996 (in the case of the Company's ability to terminate) or February 28, 1997 (in the case of Newco's ability to terminate).

     8.02. EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this
Article VIII shall terminate all rights and obligations of the parties hereunder and. none of the parties shall have any liability to the other parties hereunder, except that Sections 9.09, 9.13 and 9.14, the Confidentiality Agreement, the last sentence of Section 4.03 and this Section 8.02 shall remain in effect, and provided that nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to such termination.

                                   ARTICLE IX

                                  MISCELLANEOUS
                                  -------------

     9.01. SURVIVAL. The representations and warranties made in this Agreement or in any agreement, certificate or other document executed in connection herewith (an "Ancillary Document") shall not survive the Effective Time. The covenants and agreements contained herein to be performed or complied with prior to the Safelite Sale Closing or the LSH Closing shall not survive such Closing. The covenants and agreements contained herein to be performed or complied with at or after the Safelite Sale Closing or the LSH Closing shall survive such Closing until the expiration of the' applicable statute of limitations.

     9.02. KNOWLEDGE. Whenever used in this Agreement, "to the Company's knowledge" or "to the knowledge of the Company" shall mean the actual knowledge of the persons listed on Schedule 9.02 of the Disclosure Schedule and shall only include their actual knowledge obtained in their respective capacities as such. The burden of proving that a party or person had knowledge shall be on the party asserting that such knowledge existed.

     9.03. ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and all Exhibits hereto), the Ancillary Documents and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof and supersede all prior agreements among the parties hereto with respect to the subject matter hereof. Matters disclosed by the Company to Newco and LSAC pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement.

     9.04. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, that this Agreement may not be assigned by LSAC or Newco without the prior written consent of the Company except that LSAC or Newco may assign its rights under this Agreement to a direct or indirect wholly-owned subsidiary so long as (a) the representations and warranties of LSAC or Newco, as applicable, made herein are equally true of any such assignee of LSAC or Newco and (b) such assignment does not have any adverse consequences to the Company or any of its affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of LSAC or Newco to timely consummate the transactions contemplated hereby), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve LSAC or Newco of any of their obligations under this Agreement. Such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Newco" or "LSAC," as applicable, and agreeing to be jointly and severally liable with the assignor and any other assignee for all 0fthe obligations of the assignor hereunder. Notwithstanding anything in this Section 9.04 to the contrary, effective upon the LSH Closing, Newco and LSAC shall be entitled to assign their rights under this Agreement to their lenders if required to do so by such lenders.

     9.05. PARTIES IN INTEREST. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.02 (the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced directly by the Indemnified Parties and the Stockholder Indemnified Parties.

     9.06. HEADINGS. The headings of the articles, sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     9.07. AMENDMENT. This Agreement may be amended by the parties hereto at any time, but no amendment shall be made at or after the Effective Time which alters or changes (i) the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of any of the shares of stock of Newco or Safelite, or (ii) any of the Third Party Provisions or this
Section 9.07. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

     9.08. WAIVERS. The waiver by any party hereto of a breach.of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.09. EXPENSES. Each party shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; PROVIDED that the Transaction Expenses (as hereinafter defined) shall be borne by the Partnership Sellers. The term "Transaction Expenses" shall mean any fees and expenses of Goldman Sachs & Co., Fried, Frank, Harris, Shriver & Jacobson and Deloitte & Touche LLP incurred since August 31, 1996 in connection with the transactions contemplated by this Agreement and the amount of the bonus payments payable under the five bonus agreements dated October 28, 1996 between the Company and five employees of Lear Siegler Management Corp. The Company covenants and agrees that from and after the date hereof it will not pay and will cause Safelite not to pay any Transaction Expenses incurred by it.

     9.10. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid:

     If to the Company or LSNWY, to it:

          c/o Lear Siegler Holdings Corp.
          25 Vreeland Road, Building A
          Florham Park, New Jersey 07932
          Attention: President
          Telecopy: (201) 966-5171
     with a copy to:

          Safelite Glass Corp.
          1105 Schrock Road
          Columbus, Ohio 43229
          Attention: Chief Financial Officer
          Telecopy: (614) 842-3111

     and a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York 10004
          Attention: Aviva Diamant, Esq.
          Telecopy: (212) 859-4000

     If to the LS Selling Stockholders, to them:

          c/o Forstmann Little & Co.
          767 Fifth Ave., 44th Floor
          New York, NY 10153
          Attention: Mr. Nicholas C. Forstmann
          Telecopy: (212) 759-9059

     with a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York 10004
          Attention: Aviva Diamant, Esq.
          Telecopy: (212) 859-4000

     If to LSAC or Newco, to it:

          c/o Thomas H. Lee Company
          75 State Street, Suite 2600
          Boston, Massachusetts 02109
          Attention: Mr. Scott M. Sperling
          Telecopy: (617) 227-3514
     with a copy to:

          Hutchins, Wheeler & Dittmar
          101 Federal Street
          Boston, Massachusetts 02110
          Attention: Charles Robins, Esq.
          Telecopy: (617) 951-1295

or at such other address for a party as shall be specified by like notice.

     9.11 TRANSFER TAXES. LSAC and Newco shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees, including without limitation any Delaware or New York state gains or transfer Taxes (collectively, "Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless the LS Selling Stockholders with respect to such Transfer Taxes. LSAC and Newco shall timely file as necessary documentation and Tax Returns with respect to such Transfer Taxes.

     9.12. ACCESS TO CERTAIN RECORDS. After the Closing Date, each person who is an LS Selling Stockholder agrees to provide (or cause to be provided) to the IRS any relevant records and other information reasonably requested by the IRS, or reasonably requested by the Company to be provided to the IRS, and in each such person's possession, and agrees to request the cooperation of the Company's current auditors, in each case, in connection with any audit of the Company or the Subsidiaries relating to Section 382 of the Code with respect to taxable periods of the Company ending on or before the close of business on the Closing Date. No LS Selling Stockholder shall be liable for any other LS Selling Stockholder of the latter's breach of this Section 9.12.

     9.13. GOVERNING LAW, ETC. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.l0 shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

     9.14. PUBLIC ANNOUNCEMENTS. The Company and Newco will consult with each other with respect to the issuance of any press releases and the making of any other public statements relating to the transactions contemplated hereby.

     9.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                        LEAK SIEGLER HOLDINGS CORP.

                                        By: /s/ James F. Matthews
                                            -------------------------------
                                            Name: James F. Matthews
                                            Title: President


                                        SAFELITE GLASS CORP.

                                        By:
                                            -------------------------------
                                            Name:
                                            Title:



                                        LSNWY CORP.

                                        By: /s/ James F. Matthews
                                            -------------------------------
                                            Name: James F. Matthews
                                            Title: President

                                        LEAK SIEGLER HOLDINGS CORP.

                                        By:
                                            -------------------------------
                                            Name:
                                            Title:


                                        SAFELITE GLASS CORP.

                                        By: /s/ Garen K. Staglin
                                            -------------------------------
                                            Name: Garen K. Staglin
                                            Title: Chief Executive Officer



                                        LSNWY CORP.

                                        By:
                                            -------------------------------
                                            Name:
                                            Title:

                                        LEAR SIEGLER PARTNERS

                                        By: FLC XVII Partnership,
                                            its general partner


                                                By: /s/ Nicholas C. Forstmann
                                                    ---------------------------
                                                    a general partner


                                        LS PARTNERS

                                        By: FLC XVII Partnership,
                                            its general partner


                                                By: /s/ Nicholas C. Forstmann
                                                    ---------------------------
                                                    a general partner


                                        FORSTMANN LITTLE & CO. SUBORDINATED DEBT
                                        AND EQUITY MANAGEMENT BUYOUT
                                        PARTNERSHIP - II

                                        By: FLC Pannership, L.P.
                                            its general parmer

                                                By: /s/ Nicholas C. Forstmann
                                                    ---------------------------
                                                    a general partner


                                        FORSTMANN LITTLE & CO. SUBORDINATED DEBT
                                        AND EQUITY MANAGEMENT BUYOUT
                                        PARTNERSHIP - III

                                        By: FLC Partnership, L.P.
                                            its general partner

                                                By: /s/ Nicholas C. Forstmann
                                                    ---------------------------
                                                    a general partner

                                        L.S. ACQUISITION CORP.

                                        By: /s/ Scott M. Sperling
                                            --------------------------------
                                            Name: Scott M. Sperling
                                            Title: President




                                        LITE ACQUISITION CORP.

                                        By: /s/ Scott M. Sperling
                                            --------------------------------
                                            Name: Scott M. Sperling
                                            Title: President